Exhibit 10.3

Amendment #2

Cooperative Research and Development Agreement # 02734

“Cooperative Research and Development Agreement for the Development and Evaluation of the NCI Proprietary Adoptive Cell Transfer Immunotherapy Using Tumor-Infiltrating Lymphocytes in Patients with Metastatic Melanoma, Bladder, Lung, Breast, and HPV-associated Cancers, Utilizing Lion Biotechnologies, Inc.’s Business Development Expertise in Adoptive Cell Transfer Immunotherapy”

The purpose of this amendment is to change certain terms of the above-referenced Cooperative Research and Development Agreement (CRADA). These changes are reflected below, and except for these changes and those of Amendments #1, all other provisions of the original CRADA remain in full force and effect. Two originals of this amendment are provided for execution; one is to remain with the National Cancer Institute and the other is to remain with the Collaborator.

1) Upon final signature, the term of the CRADA is extended for five (5) years from August 05, 2016 to August 05, 2021.

2) Title of the CRADA is modified to “Cooperative Research and Development Agreement for the Development and Evaluation of the NCI Proprietary Adoptive Cell Transfer Immunotherapy Using Unmodified Tumor-Infiltrating Lymphocytes in Patients with Metastatic Melanoma, Bladder, Lung, Breast, and HPV-associated Cancers, Utilizing Lion Biotechnologies, Inc.’s Business Development Expertise in Adoptive Cell Transfer Immunotherapy”.

3) Chief Executive Officer of Lion Biotechnologies Inc. is changed from Dr. Elma Hawkins, to Dr. Maria Fardis, effective June 1st, 2016.

4) Address of Lion is changed to: 112 West 34 Street, 18th Floor, New York, NY 10120

5) Appendix A – Goals of the CRADA is amended to exclude modified or genetically altered TIL. The goals of the CRADA are limited to development of unmodified TIL as a stand-alone therapy or in combination with FDA licensed products and commercially available reagents routinely used for ACT therapy. Modified Appendix A is included as Addendum-1.

PHS ICT-CRADA	CRADA Ref. No. 02734	MODEL ADOPTED June 18, 2009
Page 1 of 12		Confidential

6) Appendix A-Goals of the CRADA is amended to allow Dr. Rosenberg to collaborate with third parties on projects designed at improving TIL that are outside the scope of this CRADA.

7) Appendix B- Staffing, Funding and Materials/Equipment Contributions of the Parties is amended to reflect Material contributions and payment options. Modified Appendix B is included as Addendum-2.

SIGNATURES BEGIN ON THE NEXT PAGE

PHS ICT-CRADA	CRADA Ref. No. 02734	MODEL ADOPTED June 18, 2009
Page 2 of 12		Confidential

Accepted and Agreed to:

For the National Cancer Institute:

/s/ JAMES DOROSHOW, M.D.	8/18/16

James Doroshow, M.D.	Date

Deputy Director for Clinical and Translational Research, NCI

For the Collaborator:

/s/ MARIA FARDIS, PH.D.	8/18/16
Maria Fardis, Ph.D.	Date
President and Chief Executive Officer
Lion Biotechnologies, Inc.

PHS ICT-CRADA	CRADA Ref. No. 02734	MODEL ADOPTED June 18, 2009
Page 3 of 12		Confidential

ADDENDUM-1 TO AMENDMENT -2

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR INTRAMURAL-PHS CLINICAL RESEARCH

APPENDIX A

RESEARCH PLAN

Title of CRADA

Cooperative Research and Development Agreement for the Development and Evaluation of the NCI Proprietary Adoptive Cell Transfer Immunotherapy Using Unmodified Tumor-Infiltrating Lymphocytes in Patients with Metastatic Melanoma, Bladder, Lung, Breast, and HPV-associated Cancers, Utilizing Lion Biotechnologies, Inc.’s Business Development Expertise in Adoptive Cell Transfer Immunotherapy

NCI Principal Investigator

Steven A. Rosenberg, M.D., Ph.D.

Chief, Surgery Branch

Center for Cancer Research (CCR)

National Cancer Institute (NCI)

Collaborator Principal Investigator

Maria Fardis, Ph.D., M.B.A.

Chief Executive Officer

Lion Biotechnologies, Inc.

Term of CRADA

Ten (10) years from the date of the final CRADA signature.

_____________________________________________________________________________

Goals of this CRADA

The principal goal of this CRADA is to develop and evaluate effective adoptive cell transfer-based immunotherapies (ACT) using unmodified Tumor-Infiltrating Lymphocytes (TIL), where the ACT/TIL therapy approach is proprietary to the NCI, for the treatment of patients with metastatic melanoma, bladder, lung, breast, and HPV (Human Papilloma Virus)-associated cancers, utilizing the business development expertise and resources of Lion Biotechnologies, Inc., Specifically this CRADA will (1) support the in vitro development of improved methods for the large scale generation and selection of unmodified TIL with anti-tumor reactivity from patients with metastatic melanoma, bladder, lung, breast, and HPV-associated cancers, based on ACT therapies developed by and proprietary to the NCI Surgery Branch, to be used for large scale production of TIL for the ACT treatment of patients with these cancers; (2) develop these approaches for large scale TIL generation that are in accord with Good Manufacturing Practice (GMP) procedures suitable for use in treating patients with metastatic melanoma, bladder, lung, breast, and HPV-associated cancers; and (3) develop clinical trials using these improved methods of large scale TIL generation as well as improved patient preparative regimens with the goal of commercializing the ACT/TIL therapy approach for treating patients with metastatic melanoma, bladder, lung, breast, and HPV-associated cancers. The scope of this CRADA, including any in vitro and in vivo testing conducted by Dr. Steven A. Rosenberg and members of the NCI Surgery Branch within the CCR is strictly limited to the development of unmodified TIL which have not been genetically altered as a single agent therapy or in combination with FDA licensed products, and commercially available reagents routinely used for ACT therapy, such as chemotherapeutic agents, pembrolizumab, nivolumab, ipilimumab, and aldesleukin [IL-2], in treating patients with metastatic melanoma, bladder, lung, breast, and HPV-associated cancers, utilizing Lion’s expertise in the large scale production of adoptive cell transfer immunotherapies. The scope of this CRADA is limited to unmodified TIL as stand-alone therapy, and shall exclude the combination of TIL with other investigational agents, including, but not limited to, anti-cancer antibodies, as well as other investigational agents used in cancer treatment, compounds, small molecule inhibitors, T-cell activators, cytokines, experimental therapies or others. Genetically modified TIL, such as with various gene knockout, knockdown, or knock-in techniques, are specifically excluded from the scope of this CRADA. If Collaborator acquires proprietary gene editing technology, the Parties may discuss at that point whether CRADA will be amended to include such technology. Additional research or clinical activities involving current or prospective NCI Surgery Branch adoptive immunotherapy protocols, to which Lion is not a party, are outside the scope of this CRADA unless and until the Parties mutually agree to such studies which shall be added by written amendment to this CRADA. Dr. Rosenberg may engage in collaborations with third parties on projects designed to explore the improvement of TIL that are outside the scope of this CRADA. Such collaborations may involve the use of third party proprietary materials and technology and will be documented by NCI and any third party with a duly executed agreement. Collaborator acknowledges that this may occur and unless those projects are added to this CRADA by an amendment, the research to be conducted under these collaborations will not be included in this CRADA. NCI will be under no obligation to share any data generated from such third party collaborations with Collaborator.

Expertise of the Parties

Dr. Steven A. Rosenberg has extensive experience in the development and application of his proprietary adoptive cell-based therapies for patients with cancer. His laboratory has developed in vitro techniques for generating anti-tumor T cells obtained from patient tumors under conditions suitable for subsequent infusion. Dr. Rosenberg and his colleagues in the NCI Surgery Branch have extensive experience in the development of cell-based reagents and the conduct of clinical trials utilizing these cells in immunotherapeutic protocols.

Lion Biotechnologies, Inc. has assembled a team of senior level scientists and clinicians who have experience in the application of cell-based immunotherapies to help guide the commercial development of ACT therapy for the treatment of metastatic melanoma, bladder, lung, breast, and HPV-associated cancers, as specified in “Goals of this CRADA” (“Goals”) based on the NCI Surgery Branch proprietary technologies for TIL preparation and administration of ACT to patients. Lion has contracted with GMP manufacturers to perform this work emphasizing the development and evaluation of improved techniques for TIL generation that meet GMP standards as well as to conduct clinical trials of ACT/TIL therapy designed to meet the standards of the FDA to achieve approval for the commercialization of this treatment approach. Thus the combination of the scientific and clinical expertise of the NCI Surgery Branch with the scientific and clinical expertise of Lion as well as the availability of Lion-contracted GMP production facilities to make ACT/TIL product for Lion-sponsored licensing trials represents an ideal opportunity that can lead to the commercialization of the ACT/TIL treatment approach for patients with those cancers as specified in “Goals”, making these treatments more widely available to patients in need.

The NCI Surgery Branch and Lion thus have complementary expertise that can develop technologies and clinical treatment approaches that have the potential to improve cell transfer therapy and make it more widely available to patients through commercialization by Lion.

Experimental Plan

The experimental details that follow are approximate and may be changed upon mutual agreement of the NCI and Collaborator. Any change in the scope of this CRADA will be by mutual consent and written Amendment to the CRADA.

I.	Develop improved methods for the generation and selection of unmodified TIL with anti-tumor reactivity from patients with metastatic melanoma, bladder, lung, breast, and HPV-associated cancers, as specified in “Goals”, based on ACT proprietary to and developed by the NCI Surgery Branch, for use in the large-scale production of unmodified TIL for this ACT treatment of these cancers

Simplified and better methods for TIL selection and growth are needed to supplement current NCI Surgery Branch efforts in order to expand ACT/TIL therapy to a greater numbers of patients with those cancers as specified in “Goals”. Studies of improved methods for TIL selection will be investigated by the NCI Surgery Branch and Lion. This will include use of in vitro assays of specificity that are based on specific blocking of Class I MHC (Major Histocompatibility Complex) molecules that can provide evidence for the specific recognition of autologous tumor and use of sensitive assays of the upregulation of molecules such as 4-1-BB, PD-1, and/or others on the lymphocyte cell surface. Such studies in the NCI Surgery Branch may also include the separation of phenotypically different lymphocyte subsets present in TIL such as central memory, effector memory and terminally differentiated effector cells. NCI Surgery Branch studies in mice have shown that lymphocyte subsets such as central memory cells can be more effective in the adoptive immunotherapy of experimental tumors and this needs to be studied in humans with those cancers as specified in “Goals”. Other studies may include identifying lymphocytes from an inflamed vs. non-inflamed tumor microenvironment, as inflamed tumors tend to respond better to cancer immunotherapies.

In addition, NCI Surgery Branch may send fresh melanoma, bladder, lung, breast, and HPV-associated cancer specimens from NCI protocol 03-C-0277 entitled “Cell Harvest and Preparation for Surgery Branch Adoptive Cell Therapy Protocols” to Lion or its agents to develop techniques for growing TIL and for performing assays involving criteria which are designed to improve TIL selection. Assays will be performed on the growing TIL to evaluate their recognition of autologous tumor cells assessed by gamma interferon release in overnight co-culture with tumor and to evaluate the phenotypic expression of cell surface markers on TIL such as CD62L, CD45RO, CD45RA and CD127. Such studies would form the basis for TIL selection and generation for use in the large scale production of TIL for the treatment of patients with those cancers as specified in “Goals”. For the avoidance of doubt, TIL shall mean genetically unmodified TIL.

II.	Develop approaches to large scale unmodified TIL generation that are in accord with Good Manufacturing Practice (GMP) procedures suitable for their use in treating patients with metastatic melanoma, bladder, lung, breast, and HPV-associated cancers, as specified in “Goals”

The selection and growth of autologous TIL from patients with those cancers as specified in “Goals” is a vital part of the successful use of this approach. Prior NCI Surgery Branch methods for TIL growth involved extensive in vitro testing using multiple cell lines and fresh tissue samples. Under this CRADA, studies will be conducted to improve methods for the generation of the large numbers of unmodified TIL necessary for patient treatment. These studies will explore the use of commercially available reagents including but not limited to cytokines, such as IL-7, IL-15, IL-21, as well as agonist/antagonist antibodies, that can promote TIL growth. The NCI Surgery Branch has begun some of these studies, but extensive additional studies are required to optimize cell growth including the determination of the best concentrations of reagents, and timing of media change. These studies will be conducted by the NCI Surgery Branch with advice, input, and expertise provided by Lion.

In addition, the NCI Surgery Branch may send tumor samples from those cancers as specified in “Goals” which were collected from NCI protocol 03-C-0277 to Lion or its agents for studies including scale-out for the methods of expansion of individualized lymphocyte treatments, assays for product and in-process performance, and harmonization assays for centralized process development and determination of TIL product consistency.

Additionally, biological reagents and materials may be sent to Lion or its agents for the development of qualifying assays and process development related to scale-out of the unmodified TIL expansion process. Techniques thus described will need to be adapted to meet the GMP requirements of the Food and Drug Administration for infusion into patients. This may require modification of the procedures developed in the NCI Surgery Branch. Lion and the NCI Surgery Branch will work together to develop Standard Operating Procedures (SOP) for large scale TIL growth, selection and testing that meet the approval of the FDA. Joint meetings with the FDA will be required to define the exact format and criteria need to meet FDA approval.

III.	Develop clinical trials using these improved methods of large-scale, unmodified TIL generation as well as improved patient preparative regimens to treat patients with metastatic melanoma, bladder, lung, breast, and HPV-associated cancers, as specified in “Goals”

Clinical trials will be designed and implemented to evaluate the clinical effectiveness of ACT/TIL therapy resulting from large scale techniques in patients with those cancers as specified in “Goals”, based on the proprietary NCI Surgery Branch technology and approaches developed in the first two parts of the Experimental Plan. Lion and the NCI Surgery Branch will work together to develop multi-institutional clinical trials evaluating the clinical effectiveness of the administration of autologous unmodified TIL generated using Lion technology to patients with those cancers as specified in “Goals” that can potentially be used as licensing trials for FDA approval. The NCI Surgery Branch does not have a suitable GMP facility that will meet FDA standards for the conduct of such a trial. Exploratory pilot trials may be necessary prior to beginning a licensing trial and these may be conducted in the Surgery Branch alone or in conjunction with other multicenter sites associated with Lion. The development and conduct of licensing trials will require the GMP expertise of Lion and the extensive experience of the NCI Surgery Branch working together. TIL for these licensing trials to be sponsored by Lion will be produced on a large scale at one or more central GMP facilities contracted by Lion. An IND with the FDA will be filed by Lion which will serve as the Coordinating Center for such trials. The goal of such trials will be to generate data to support the approval by the FDA of this ACT/TIL therapy approach. In vitro testing of patient samples from such trials will evaluate the activity and persistence level of the transferred cells in the circulation of treated patients and will be conducted by the NCI Surgery Branch both for any pilot trials that are performed as well as for the large multi-institutional trials that are planned.

Clinical trials may include but are not limited to the evaluation of the addition of an FDA-approved anti-PD-1 checkpoint antibody to unmodified TIL therapy. Exploratory pilot trials may include but are not limited to the evaluation of: 1) TIL cryopreserved prior to shipping from a central facility to patients and 2) TIL selected for upregulated expression of PD-1 on the cell surface.

Description of the Contributions and Responsibilities of the Parties

Surgery Branch, NCI

-	Develop and test new improved and simplified in vitro methods for the selection and growth of unmodified TIL with anti-tumor activity for large scale preparations that can be used in clinical cell transfer studies. As described in the Experimental Plan above, this will include evaluation of new growth techniques culture vessels, and tests.

-	Perform in vitro studies of the immunologic parameters surrounding the new cell transfer clinical protocol(s) by analyzing the phenotypic and functional properties of the transferred cells and their persistence in the patient following adoptive transfer in all clinical trials conducted under this CRADA, as outlined in Section III above.

-	Support requests from Lion to provide data from studies conducted at NCI in support of regulatory submissions. Assist Lion by reviewing the data together and addressing possible queries to the data to assure readiness of the data for health authority submissions. Allow the data to be monitored as needed in support of health authority submissions.

Lion

-	Develop, implement, and evaluate GMP procedures for the large-scale production of unmodified TIL suitable for infusion into patients with metastatic melanoma, bladder, lung, breast, and HPV-associated cancers as specified in “Goals”.

-	Conduct studies including scale-out for the methods of expansion of individualized lymphocyte treatments, assays for product and in-process performance, and harmonization assays for centralized process development and determination of TIL product consistency. Additional studies may be conducted for the development of qualifying assays and process development related to scale-out of the TIL expansion process.

-	Consult with the FDA to determine the appropriate clinical trial design necessary to secure approval for the commercial development of unmodified TIL therapy for patients with those cancers as specified in “Goals” and sponsor the IND for these new clinical protocols. Serve as the coordinating center for the multicenter licensing clinical trials.

-	Supply TIL in sufficient quantities to complete the planned clinical trials sponsored by Lion (including the licensing trial) needed for FDA approval of unmodified ACT/TIL therapy

Surgery Branch, NCI and Lion

-	Develop SOP for large scale TIL growth, selection and testing to support the FDA approval of unmodified ACT/TIL therapy. Attend joint meetings with the FDA to define the exact format and criteria needed in the clinical trial(s) to obtain FDA approval.

Develop, conduct and evaluate multi-institutional clinical trials (to include the NCI Surgery Branch as a clinical trial site) for patients with metastatic melanoma, bladder, lung, breast, and HPV-associated cancers (as specified in “Goals”) treated with unmodified TIL that can be used as licensing trials required for FDA approval and subsequent commercialization of unmodified ACT/TIL therapy.

-	Conduct assays to be used in the selection of appropriate cells (based on both functional and phenotypic criteria) to optimize the effectiveness of the adoptive transfer.

-	Exchange information and expertise to further the successful development of unmodified TIL therapy for patients with those cancers as specified in “Goals”. For the avoidance of doubt, exchanging information includes but is not limited to the transfer of preclinical and clinical data. In addition, both Parties shall meet or conduct conference calls on a regular basis (no less than once a month) to exchange information and provide updates on the progress of the research and clinical development as described in the Experimental Plan.

Related NCI and Collaborator Agreements: None

Related Intellectual Property and Business/Scientific Expertise of the Parties

NCI Surgery Branch

1) PCT/US03/27873 entitled “Immunotherapy with In Vitro-Selected Antigen-specific Lymphocytes After Nonmyeloablative Lymphodepleting Chemotherapy,” filed 9/5/03. Inventors: Mark E. Dudley, Steven A. Rosenberg, John R. Wunderlich. This is inclusive of all U.S. continuing applications and divisionals, and foreign applications.

2) USSN 12/869,390 entitled “Adoptive Cell Therapy with Young T Cells”, filed 8/26/10. Inventors: Mark E. Dudley and Steven A. Rosenberg. This is inclusive of all U.S. continuing applications and divisionals.

3) PCT/US12/02974 entitled “Methods of Growing Tumor Infiltrating Lymphocytes in Gas-Permeable Containers”, filed 3/20/12. Inventors: Steven A. Rosenberg, Mark E. Dudley, et al. This is inclusive of all U.S. continuing applications, divisionals, and foreign applications.

4) PCT/US14/046478 entitled “Methods of Preparing Anti-Human Papillomavirus Antigen T Cells”, filed 7/14/2014. Inventors: Christian S. Hinrichs and Steven A. Rosenberg. This is inclusive of all U.S. continuing applications and divisionals.

Lion Biotechnologies, Inc.

Lion has the following active licenses for NCI-owned intellectual property: L-107-2015/1, L-108-2015/0,

Lion is a publicly traded biotechnology company developing therapies for the treatment of cancer. Lion’s lead therapeutic candidate will be an autologous cell therapy product using TIL for the treatment of metastatic melanoma. Lion may also develop TIL products for bladder, lung, breast, and HPV-associated cancers as specified in “Goals” to be developed under this CRADA.

ADDENDUM-2 TO AMENDMENT -2

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR INTRAMURAL-PHS CLINICAL RESEARCH

APPENDIX B

STAFFING, FUNDING AND MATERIALS/EQUIPMENT CONTRIBUTIONS

OF THE PARTIES

Staffing Contributions:

IC will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. IC’s scientific staff will include IC’s CRADA Principal Investigator and technical staff.

IC estimates that 3-5 person-years of effort per year will be required to complete the CRADA research.

Collaborator will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. Collaborator’s scientific staff will include Collaborator’s Principal Investigator and technical staff.

Collaborator estimates that 3-5 person-years of effort per year will be required to complete the CRADA research.

Funding Contributions:

Collaborator agrees to provide funds in the amount of $2,000,000.00 per year of the CRADA for IC to use to acquire technical, statistical, and administrative support for the research activities, as well as to pay for supplies and travel expenses. Collaborator will provide funds in the amount of $500,000.00 on a quarterly basis. Each subsequent installment will be due within thirty (30) days of each quarterly anniversary of the CRADA Effective Date. Collaborator agrees that IC can allocate the funding between the various categories in support of the CRADA research as IC’s CRADA PI sees fit. For avoidance of doubt, the funding will only be used to support the research and development outlined in the CRADA.

CRADA PAYMENTS:

Collaborator has three options for making CRADA payments. See CRADA Payment Options at http://ttc.nci.nih.gov/forms/crada.php for specific information on making payments using each option.

Option 1: Collaborator sends checks to the NCI.

Option 2: Collaborator makes payments via wire transfer (Fedwire).

Option 3: Collaborator makes ACH/EFT payments using www.pay.gov.

If Collaborator chooses to pay by check, the check is payable to the National Cancer Institute and will reference the CRADA number 02734 and title “CRADA for the Development and Evaluation of the NCI Proprietary Adoptive Cell Transfer Immunotherapy Using Unmodifed Tumor-Infiltrating Lymphocytes in Patients with Metastatic Melanoma, Bladder, Lung, Breast and HPV-associated Cancers Utilizing Lion Biotechnologies, Inc.’s Business Development Expertise in Adoptive Cell Transfer Immunotherapy” on each check, and will send them via trackable mail or courier to:

CRADA Funds Coordinator

Technology Transfer Center, NCI

9609 Medical Center Drive, Rm 1-E530, Rockville, MD 20850-9702

CRADA Travel Payments:

Travel arrangements for all Government staff will be made in accordance with the Federal Travel Rules and Regulations, whether arranged by IC and funded using either appropriated funds or CRADA funds, or arranged and funded directly by Collaborator.

Materials/Equipment Contributions:

IC will provide the following IC Materials for use under this CRADA:

Test Article:	None

IC Materials:	Fresh melanoma, bladder cancer, lung cancer, triple-negative breast cancer, and HPV-associated cancer tumor specimens collected under NCI protocol 03-C-0277 entitled “Cell Harvest and Preparation for Surgery Branch Adoptive Cell Therapy Protocols”

Capital Equipment:	None

If either Party decides to provide additional Materials for use under this CRADA, those materials will be transferred under a cover letter that identifies them and states that they are being provided under the terms of the CRADA.